Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 19, 2016	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended July 30, 2016 was $15.5 million, or $0.32 per share ($0.32 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended July 30, 2016 decreased 10.1 percent to $212.2 million from net sales of $236.1 million for the prior year 13-week fiscal quarter ended August 1, 2015. Comparable store net sales for the 13-week period ended July 30, 2016 decreased 10.8 percent from comparable store net sales for the prior year 13-week period ended August 1, 2015. Online sales increased 1.4 percent to $20.4 million for the 13-week period ended July 30, 2016, compared to net sales of $20.1 million for the 13-week period ended August 1, 2015.

Net sales for the 26-week fiscal period ended July 30, 2016 decreased 10.2 percent to $455.7 million from net sales of $507.4 million for the prior year 26-week fiscal period ended August 1, 2015. Comparable store net sales for the 26-week period ended July 30, 2016 decreased 10.9 percent from comparable store net sales for the prior year 26-week period ended August 1, 2015. Online sales decreased 0.9 percent to $43.9 million for the 26-week period ended July 30, 2016, compared to net sales of $44.3 million for the 26-week period ended August 1, 2015.

Net income for the second quarter of fiscal 2016 was $15.5 million, or $0.32 per share ($0.32 per share on a diluted basis), compared with $23.5 million, or $0.49 per share ($0.49 per share on a diluted basis) for the second quarter of fiscal 2015.

Net income for the 26-week fiscal period ended July 30, 2016 was $38.6 million, or $0.80 per share ($0.80 per share on a diluted basis), compared with $57.1 million, or $1.19 per share ($1.18 per share on a diluted basis) for the 26-week period ended August 1, 2015.

Please note that net sales for the 13-week and 26-week periods ended July 30, 2016 are reported net of the impact of both reward redemptions and accruals for estimated future rewards related to the Company’s new Guest Loyalty program, which launched during the fiscal quarter ended April 30, 2016.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1059 for domestic calls or (612) 234-9959 for international calls and reference the conference code 399570. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 399570.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 470 retail stores in 44 states. As of the end of the fiscal quarter, it operated 470 stores in 44 states compared with 464 stores in 44 states at the end of the second quarter of fiscal 2015.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

SALES, Net of returns and allowances	$212,157	$236,053	$455,700	$507,398

COST OF SALES (Including buying, distribution, and occupancy costs)	132,275	141,458	281,089	299,206

Gross profit	79,882	94,595	174,611	208,192

OPERATING EXPENSES:
Selling	46,065	46,358	93,628	95,512
General and administrative	9,735	11,060	20,471	22,698
	55,800	57,418	114,099	118,210

INCOME FROM OPERATIONS	24,082	37,177	60,512	89,982

OTHER INCOME, Net	595	272	1,003	1,008

INCOME BEFORE INCOME TAXES	24,677	37,449	61,515	90,990

PROVISION FOR INCOME TAXES	9,205	13,968	22,946	33,939

NET INCOME	$15,472	$23,481	$38,569	$57,051

EARNINGS PER SHARE:
Basic	$0.32	$0.49	$0.80	$1.19

Diluted	$0.32	$0.49	$0.80	$1.18

Basic weighted average shares	48,107	48,074	48,107	48,074
Diluted weighted average shares	48,227	48,202	48,215	48,195

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	July 30, 2016	January 30, 2016 (1)	August 1, 2015

CURRENT ASSETS:
Cash and cash equivalents	$168,173	$161,185	$122,458
Short-term investments	38,612	36,465	19,838
Receivables	16,954	9,651	16,037
Inventory	144,267	149,566	150,789
Prepaid expenses and other assets	5,864	6,030	27,707
Total current assets	373,870	362,897	336,829

PROPERTY AND EQUIPMENT	459,228	450,762	442,954
Less accumulated depreciation and amortization	(285,701)	(277,981)	(265,296)
	173,527	172,781	177,658

LONG-TERM INVESTMENTS	28,080	33,826	48,455
OTHER ASSETS	4,490	3,269	1,978

Total assets	$579,967	$572,773	$564,920

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$48,764	$33,862	$59,212
Accrued employee compensation	15,289	33,126	18,884
Accrued store operating expenses	14,294	6,639	10,495
Gift certificates redeemable	16,883	22,858	17,662
Income taxes payable	—	11,141	—
Total current liabilities	95,230	107,626	106,253

DEFERRED COMPENSATION	14,186	12,849	13,576
DEFERRED RENT LIABILITY	39,825	39,655	40,804
OTHER LIABILITIES	—	—	9,769
Total liabilities	149,241	160,130	170,402

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,623,080 shares at July 30, 2016, 48,428,110 shares at January 30, 2016, and 48,531,973 shares at August 1, 2015	486	484	485
Additional paid-in capital	138,535	134,864	135,621
Retained earnings	291,883	277,626	258,837
Accumulated other comprehensive loss	(178)	(331)	(425)
Total stockholders’ equity	430,726	412,643	394,518

Total liabilities and stockholders’ equity	$579,967	$572,773	$564,920

(1) Derived from audited financial statements.